DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,000,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Ohio, Michigan, Indiana Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 6.1% of the mortgage loans do not provide for any payments of principal in the first five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	733
Total Outstanding Loan Balance	$70,856,969*	Min	Max
Average Loan Current Balance	$96,667	$7,991	$608,278
Weighted Average Original LTV	84.6%**
Weighted Average Coupon	8.51%	5.37%	13.84%
Arm Weighted Average Coupon	8.33%
Fixed Weighted Average Coupon	9.21%
Weighted Average Margin	6.11%	2.25%	10.39%
Weighted Average FICO (Non-Zero)	611
Weighted Average Age (Months)	4
% First Liens	95.6%
% Second Liens	4.4%
% Arms	79.7%
% Fixed	20.3%
% of Loans with Mortgage Insurance	1.2%

*

Ohio, Michigan and Indiana loans will amount to approximately [$72,000,000] of the total [$1,600,000,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.37 - 5.50	1	178,568	0.3	5.37	80.0	585
5.51 - 6.00	9	1,747,485	2.5	5.94	79.8	681
6.01 - 6.50	19	2,351,990	3.3	6.38	82.3	627
6.51 - 7.00	49	6,119,323	8.6	6.83	81.8	638
7.01 - 7.50	63	9,510,490	13.4	7.31	84.5	627
7.51 - 8.00	69	7,388,308	10.4	7.82	82.6	635
8.01 - 8.50	90	10,595,442	15.0	8.31	83.8	604
8.51 - 9.00	107	12,040,343	17.0	8.79	86.1	606
9.01 - 9.50	81	7,042,457	9.9	9.28	84.0	592
9.51 - 10.00	61	4,890,325	6.9	9.80	85.3	582
10.01 - 10.50	33	1,899,020	2.7	10.26	86.0	577
10.51 - 11.00	48	2,467,853	3.5	10.78	84.4	582
11.01 - 11.50	34	2,079,617	2.9	11.30	89.4	589
11.51 - 12.00	32	1,157,427	1.6	11.81	92.7	578
12.01 - 13.84	37	1,388,321	2.0	12.42	94.6	591
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	2	237,679	0.3	11.33	85.0	NA
451 - 475	1	67,855	0.1	11.50	85.0	464
476 - 500	3	200,548	0.3	9.86	81.0	500
501 - 525	36	3,396,941	4.8	9.61	78.3	515
526 - 550	49	4,357,709	6.2	9.41	77.7	536
551 - 575	81	8,080,591	11.4	9.20	84.0	563
576 - 600	141	12,993,785	18.3	8.52	85.3	589
601 - 625	177	15,866,800	22.4	8.43	85.9	613
626 - 650	114	12,193,797	17.2	8.17	85.3	637
651 - 675	69	6,938,384	9.8	8.08	87.1	664
676 - 700	27	3,183,269	4.5	7.63	83.4	687
701 - 725	18	1,606,805	2.3	7.77	86.2	711
726 - 750	9	1,193,866	1.7	7.08	85.6	738
751 - 775	3	263,866	0.4	7.01	79.7	762
776 - 800	2	152,338	0.2	8.37	76.6	791
801 - 808	1	122,736	0.2	9.25	80.0	806
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
7,990 - 50,000	161	4,991,294	7.0	10.55	88.3	609
50,001 - 100,000	311	22,799,485	32.2	8.79	83.6	603
100,001 - 150,000	159	19,344,350	27.3	8.35	84.6	611
150,001 - 200,000	53	9,069,943	12.8	8.09	85.3	607
200,001 - 250,000	22	4,963,465	7.0	7.78	82.6	628
250,001 - 300,000	9	2,433,622	3.4	8.36	83.1	617
300,001 - 350,000	7	2,244,233	3.2	8.02	84.2	645
350,001 - 400,000	3	1,139,891	1.6	7.63	79.5	611
400,001 - 450,000	3	1,233,952	1.7	7.96	85.2	592
450,001 - 500,000	1	465,625	0.7	5.95	90.0	740
500,001 - 550,000	3	1,562,832	2.2	8.07	90.0	617
600,001 - 608,278	1	608,278	0.9	7.36	90.0	599
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
34.32 - 50.00	7	312,802	0.4	8.15	37.2	579
50.01 - 55.00	4	211,562	0.3	9.22	53.0	582
55.01 - 60.00	12	934,114	1.3	8.30	58.4	595
60.01 - 65.00	5	275,572	0.4	9.04	62.7	585
65.01 - 70.00	24	2,067,990	2.9	8.58	69.2	580
70.01 - 75.00	38	4,095,216	5.8	7.94	74.1	601
75.01 - 80.00	208	23,221,416	32.8	8.16	79.8	615
80.01 - 85.00	103	11,095,973	15.7	8.76	84.6	591
85.01 - 90.00	151	17,379,543	24.5	8.46	89.7	616
90.01 - 95.00	53	5,168,229	7.3	8.50	94.9	624
95.01 - 100.00	128	6,094,552	8.6	9.93	99.9	632
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	101	5,643,042	8.0	9.44	90.1	626
1.00	7	869,845	1.2	8.65	94.0	644
2.00	448	47,096,763	66.5	8.40	84.3	607
3.00	177	17,247,320	24.3	8.51	83.1	616
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	574	54,749,232	77.3	8.41	84.8	608
Reduced	105	10,983,929	15.5	8.66	84.2	623
Stated Income / Stated Assets	54	5,123,808	7.2	9.34	82.3	613
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	646	64,004,866	90.3	8.45	84.6	609
Investor	87	6,852,103	9.7	9.12	83.8	629
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
Michigan	278	28,731,837	40.5	8.50	84.3	611
Ohio	279	24,887,291	35.1	8.58	84.1	608
Indiana	176	17,237,841	24.3	8.43	85.6	616
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	349	28,081,864	39.6	8.77	86.1	612
Refinance - Rate Term	62	5,901,336	8.3	9.01	86.3	602
Refinance - Cashout	322	36,873,770	52.0	8.24	83.1	611
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	444	48,387,860	68.3	8.35	84.3	609
Arm 2/28 - Balloon 40/30	11	1,129,186	1.6	8.23	80.1	610
Arm 2/28 - Dual 40/30	9	2,135,012	3.0	8.38	85.0	593
Arm 3/27	28	3,994,860	5.6	8.14	84.8	604
Arm 3/27 - Balloon 40/30	5	668,255	0.9	8.39	81.4	604
Arm 5/25	2	146,318	0.2	9.05	80.0	582
Fixed Balloon 30/15	21	2,049,207	2.9	7.68	86.7	651
Fixed Balloon 40/30	3	225,377	0.3	8.22	80.0	590
Fixed Rate	210	12,120,893	17.1	9.49	85.8	619
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	662	64,296,357	90.7	8.49	84.7	610
2 Family	36	2,628,856	3.7	9.29	82.4	609
Condo	21	2,564,500	3.6	8.31	80.5	619
3-4 Family	11	1,047,424	1.5	8.65	85.2	627
PUD	3	319,832	0.5	8.68	93.6	618
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	15	2,534,730	4.5	6.77	85.0	652
4.01 - 4.50	20	3,347,042	5.9	7.21	82.1	634
4.51 - 5.00	33	4,050,236	7.2	7.44	87.3	630
5.01 - 5.50	64	8,173,039	14.5	8.29	87.4	619
5.51 - 6.00	101	11,144,327	19.7	8.18	81.0	602
6.01 - 6.50	99	10,356,906	18.3	8.34	86.7	602
6.51 - 7.00	39	3,743,572	6.6	8.91	81.3	597
7.01 - 7.50	45	5,240,013	9.3	8.77	82.9	605
7.51 - 8.00	36	3,622,628	6.4	9.19	84.6	598
8.01 - 8.50	28	2,577,368	4.6	9.42	82.2	570
8.51 - 9.00	12	1,175,250	2.1	9.82	83.1	561
9.01 - 10.39	7	496,381	0.9	10.86	85.0	598
Total:	499	56,461,492	100.0	8.33	84.2	608

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
13 - 15	6	691,968	1.2	8.16	88.8	621
16 - 18	136	13,548,983	24.0	7.90	85.5	609
19 - 21	158	20,626,927	36.5	8.14	85.5	611
22 - 24	164	16,784,180	29.7	8.97	81.5	605
28 - 30	2	683,516	1.2	7.37	90.0	600
31 - 33	10	1,185,094	2.1	7.19	85.6	630
34 - 36	21	2,794,505	4.9	8.78	82.3	594
37 >=	2	146,318	0.3	9.05	80.0	582
Total:	499	56,461,492	100.0	8.33	84.2	608

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.37 - 11.50	1	178,568	0.3	5.37	80.0	585
11.51 - 12.00	8	1,295,880	2.3	6.07	76.6	652
12.01 - 12.50	18	2,356,905	4.2	6.45	81.9	627
12.51 - 13.00	37	4,363,358	7.7	6.88	82.1	630
13.01 - 13.50	42	6,630,489	11.7	7.28	86.5	627
13.51 - 14.00	50	5,759,612	10.2	7.84	84.1	622
14.01 - 14.50	70	8,213,805	14.5	8.24	84.3	605
14.51 - 15.00	84	10,008,821	17.7	8.68	85.8	612
15.01 - 15.50	85	8,228,822	14.6	9.09	83.5	592
15.51 - 16.00	58	5,387,241	9.5	9.50	84.6	581
16.01 - 16.50	15	1,131,887	2.0	9.92	83.7	558
16.51 - 17.00	21	1,693,260	3.0	10.44	81.4	562
17.01 - 17.50	9	1,099,013	1.9	11.24	87.7	591
17.51 - 17.64	1	113,829	0.2	11.64	85.0	614
Total:	499	56,461,492	100.0	8.33	84.2	608

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
3.25 - 4.50	33	5,616,972	9.9	7.00	83.5	643
4.51 - 5.50	56	7,233,314	12.8	7.77	90.1	618
5.51 - 6.00	17	2,409,753	4.3	7.48	82.4	616
6.01 - 6.50	18	1,548,177	2.7	7.66	86.3	601
6.51 - 7.00	28	2,986,125	5.3	7.50	78.9	620
7.01 - 7.50	34	4,595,274	8.1	7.79	83.2	606
7.51 - 8.00	50	4,895,451	8.7	8.03	82.0	622
8.01 - 8.50	58	7,038,364	12.5	8.34	82.7	605
8.51 - 9.00	73	8,304,980	14.7	8.81	85.3	604
9.01 - 9.50	62	5,516,597	9.8	9.28	83.4	591
9.51 - 10.00	36	3,363,248	6.0	9.79	85.1	573
10.01 - 10.50	14	1,175,328	2.1	10.25	83.0	550
10.51 - 11.00	11	722,112	1.3	10.69	78.1	577
11.01 - 11.50	8	941,967	1.7	11.20	88.1	591
11.51 - 11.64	1	113,829	0.2	11.64	85.0	614
Total:	499	56,461,492	100.0	8.33	84.2	608

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
2.00	59	6,495,920	11.5	9.28	82.6	589
3.00	438	49,819,253	88.2	8.21	84.5	611
5.00	2	146,318	0.3	9.05	80.0	582
Total:	499	56,461,492	100.0	8.33	84.2	608

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	463	51,958,085	92.0	8.34	84.3	609
1.50	24	2,480,371	4.4	8.43	84.1	604
2.00	12	2,023,036	3.6	8.16	83.3	589
Total:	499	56,461,492	100.0	8.33	84.2	608

*

Note, for second liens, CLTV is employed in this calculation

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	704	66,505,966	93.9	8.58	84.7	610
60	29	4,351,004	6.1	7.42	81.5	628
Total:	733	70,856,969	100.0	8.51	84.6	611

*

Note, for second liens, CLTV is employed in this calculation